EXHIBIT 2.1
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                            ASSET PURCHASE AGREEMENT

                          Dated as of October 27, 1997

                                  by and among

                             BASE TEN SYSTEMS, INC.

                                       AND

                          STRATEGIC TECHNOLOGIES, INC.



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637779.6


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                                TABLE OF CONTENTS
                                                                           Page
ARTICLE I
         DEFINITIONS..........................................................1

ARTICLE II
         PURCHASE AND SALE OF ASSETS..........................................5
         2.1      General.....................................................5
         2.2      Acquired Assets.............................................6
         2.3      Excluded Assets.............................................7
         2.4      Documentary Assets..........................................8
         2.5      Assumption of Liabilities...................................8

ARTICLE III
         CONSIDERATION........................................................9
         3.1      Consideration Payable at Closing............................9
         3.2      Consideration Payable at Closing...........................10

ARTICLE IV
         CLOSING.............................................................10
         4.1      Closing....................................................10
         4.2      Deliveries and Payments at Closing.........................11
         4.3      Form of Instruments........................................12
         4.4      Consents to Assignment.....................................12

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF SELLER............................12
         5.1      Organization...............................................12
         5.2      Authorization..............................................13
         5.3      No Conflicts...............................................13
         5.4      Title to Assets............................................13
         5.5      Contracts..................................................13
         5.7      Intellectual Property Rights...............................14
         5.8      Compliance with Environmental Laws.........................14
         5.9      No Brokers.................................................14

ARTICLE VI
         REPRESENTATIONS AND WARRANTIES OF BUYER.............................14
         6.1      Organization of Buyer......................................15
         6.2      Authorization..............................................15
         6.3      No Conflict or Violation...................................15
         6.4      Consents and Approvals.....................................15
         6.6      No Brokers.................................................16

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         7.1      Consents and Best Efforts..................................16
         7.2      Novation of Government Contracts...........................16
         7.4      PostClosing Payments.......................................17

ARTICLE VIII
         COVENANTS NOT TO COMPETE............................................18
         8.1      NonCompetition Period......................................18
         8.2      Enforceability.............................................19
         8.3      Replication of Business....................................19
         8.4      Specific Performance; Injunctive Relief....................19

ARTICLE IX
         CONDITIONS TO SELLER'S OBLIGATIONS..................................20
         9.1      Representations, Warranties and Covenants..................20
         9.2      Deliveries.................................................20
         9.5      Opinion of Counsel.........................................21
         9.6      Consents...................................................22
         9.7      Shareholder Approval.......................................22

ARTICLE X
         CONDITIONS TO BUYER'S OBLIGATIONS...................................22
         10.1     Representations, Warranties and Covenants..................22
         10.2     Deliveries.................................................22
         10.3     Required Consents..........................................22
         10.4     No Governmental Proceedings................................22
         10.5     Opinions of Counsel........................................22
         10.6     Certificates of Seller.....................................23
         10.7     Consents...................................................24

ARTICLE XI
         INDEMNIFICATION.....................................................24
         11.1     Indemnification by Seller..................................24
         11.2     Indemnification by Buyer...................................25
         11.3     Defense of Claims..........................................25
         11.4     Exclusivity of Remedies For Environmental Matters..........26

ARTICLE XII
         MISCELLANEOUS.......................................................26
         12.1     Survival of Representations and Warranties.................26
         12.2     Termination................................................26
         12.3     Further Assurances.........................................27
         12.5     Assignment.................................................27
         12.6     Notices....................................................28

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         12.7     Choice of Law..............................................29
         12.8     Entire Agreement; Amendments and Waivers...................29
         12.9     Multiple Counterparts......................................29
         12.10    Expenses...................................................29
         12.11    Invalidity.................................................29
         12.12    Titles.....................................................29
         12.13    Successors and Assigns.....................................29
         12.14    Cumulative Remedies........................................29
         12.15    Definition of Knowledge....................................30


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                                      -iii-
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                            ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October ___, 1997, by and among Base Ten Systems, Inc., a New Jersey corporation ("Seller") and Strategic Technologies, Inc., a Nevada corporation ("Buyer").

                                    RECITALS

                  Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain assets of the Seller, which assets are used to conduct a business involving the design, development, manufacturing and marketing of complex precision electronic systems for the defense applications and the provision of contract manufacturing services for prime defense contractors (the "Government Technology Division" or the "Business"), including all of the Purchased Assets (as defined herein), on the terms and conditions contained herein (the "Sale").

                  In connection with the Sale, Buyer desires to assume from Seller, and Seller desires to transfer to Buyer, certain obligations and liabilities of the Seller relating to the Government Technology Division, on the terms and subject to the conditions contained herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  As used in this Agreement, the following terms have the meanings specified or referred to in this Article I.

                  "Agency Agreement" shall have the meaning set forth in Section 7.2.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "Ancillary Documents" shall mean the Buyer's Ancillary Documents and the Seller's Ancillary Documents.

                  "Bills of Sale" shall have the meaning set forth in Section 4.2.2(a) of this Agreement.

                  "Business" shall have the meaning set forth in the recitals to this Agreement.

                  "Business Proposal" shall have the meaning set forth in
Section 7.6.

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                  "Buyer" shall have the meaning set forth in the preamble to this Agreement.

                  "Buyer's Ancillary Documents" shall mean the Transition Agreement, the Sublease, and the instruments of assumption described in Section 4.2.1(a).

                  "Cash Payment" shall have the meaning set forth in Section
3.1.

                  "Closing" shall have the meaning set forth in Section 4.1.

                  "Closing Balance Sheet" shall have the meaning set forth in
Section 3.1.2(b).

                  "Closing Date" shall have the meaning set forth in Section
4.1.

                  "Contemplated Transactions" shall mean (i) the sale and transfer of the Purchased Assets by Seller to Buyer, (ii) the purchase of the Purchased Assets by Buyer from Seller subject only to the Assumed Liabilities,
(iii) the assignment of a certain Patent pursuant to the Patent Assignment, (iv) the Sublease of the Leased Premises from Seller to Buyer pursuant to the Sublease, and (v) the agreement between Seller and Buyer for to provide certain services to Seller pursuant to the Transition Agreement.

                  "Contracts" shall have the meaning set forth in Section 5.5.

                  "Damages" shall have the meaning set forth in Section 11.1.

                  "DASA" shall have the meaning set forth in Section 3.2.1.

                  "Documentary Assets" shall have the meaning set forth in
Section 2.4.

                  "Encumbrances" shall mean any security interest, mortgage, lien, charge, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, including sole ownership, other than (i) liens or encumbrances for Taxes not yet due and payable and (ii) statutory liens arising or incurred in the ordinary cause of business with respect to which the underlying obligations are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.

                  "Environmental Laws" shall mean all applicable laws relating to the protection of the environment, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation,
(i) CERCLA and the Resource Conservation and Recovery Act,. and (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the air, surface water, ground water or land, or relating to the manufacture, processing,

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                                       -2-

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distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances.

                  "Excluded Assets" shall have the meaning set forth in Section
2.3. "Government Contract" shall have the meaning set forth in Section 7.2.

                  "Government Technology Division" shall have the meaning set forth in the recitals to this Agreement.

                  "Government Technology Division Employees" shall mean employees of the Seller that after the Closing will be employed by Buyer in accordance with the Transition Agreement.

                  "Governmental Body" shall mean any domestic or foreign nation, state or municipal or other local governmental or multi-national body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

                  "Government Contract Novation Agreements" shall have the meaning set forth in Section 7.2.

                  "Government Licenses" shall have the meaning set forth in
Section 7.3.

                  "Government License Novation Agreements" shall have the meaning set forth in Section 7.3.

                  "Hazardous Substances" shall mean any chemical, material, substance or waste (i) now or hereafter designated or defined or included in and definition by an Governmental Body as "hazardous", "toxic", "pollutant", or "containment" or words of similar import and (ii) the handling, use of, disposal of or exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Body.

                  "Intellectual Property Rights" shall mean all Patents, trademarks and copyright.

                  "Leased Premises" shall mean the office space leased to Buyer by Seller pursuant to the Sublease.

                  "Material Adverse Effect" shall mean a material adverse effect on (i) the Purchased Assets or the Business, or (ii) the ability of Seller or Buyer, as the case may be, to consummate the transactions contemplated hereby.

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                  "Medical Technology Division" shall mean Seller's business of designing, developing, manufacturing and marketing comprehensive software solutions for pharmaceutical and medical device manufacturing industries.

                  "Net Asset Value" shall have the meaning set forth in Section 3.1.2(b).

                  "Net Worth" shall mean the total of all assets appearing on a balance sheet prepared in accordance with generally accepted accounting principles for Buyer, after deducting therefrom (i) all reserves, including but not limited to reserves for liabilities, fixed or contingent, deferred income taxes, obsolescence, depletion, insurance and inventory valuations, which are not deducted from assets, (ii) all indebtedness of Buyer, and (iii) all other liabilities of Buyer.

                  "Non-Competition Period" shall have the meaning set forth in
Section 7.2.

                  "Novation Agreements" shall have the meaning set forth in
Section 7.2.

                  "Neutral Auditor" shall have the meaning set forth in Section 3.1.2.

                  "October Balance Sheet" shall have the meaning set forth in
Section 3.1.2(b).

                  "Patents" shall mean all patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and invention disclosures.

                  "Patent Assignment" shall mean the Patent Assignment Agreement between Seller and Buyer, substantially in the form attached hereto.

                  "Permits" shall mean all licenses, permits, registrations and other governmental authorizations necessary to carry on the Business as presently conducted and as proposed to be conducted.

                  "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, bank, trust company, or unincorporated organization or other organization or entity or Governmental Body.

                  "Principal Amount" shall have the meaning set forth in Section 3.1.2(b).

                  "Proxy Statement" shall have the meaning set forth in Section 7.5.

                  "Purchase Note" shall have the meaning set forth in Section 3.1.2.

                  "Purchased Assets" shall have the meaning set forth in Section 2.2,

                  "Raw Materials" shall have the meaning set forth in Section
2.2.

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                  "Required Consent" shall mean all consents, appraisals,
authorizations or declarations and notices to filings and registrations with any Governmental Body, or any other Person or entity, and all Permits, that are required to be made or obtained by Seller or Buyer, as appropriate, in connection with the execution delivery and performance of this Agreement, the Ancillary Documents and the consummations of the Sale and the Contemplated Transactions.

                  "Retained Records" shall have the meaning set forth in Section 2.4.

                  "Release" shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, seeping, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering the environment.

                  "Sale" shall have the meaning set forth in the recitals to this Agreement.

                  "Seller" shall have the meaning set forth in the preamble to this Agreement.

                  "Seller's Ancillary Documents" shall mean the Transition Agreement, the Sublease and the Patent Assignment.

                  "Shared Documents" shall have the meaning set forth in Section 9.4.

                  "Sublease" shall mean the Sublease, dated as of the Closing Date, between Seller and Buyer, substantially in the form attached hereto as an exhibit.

                  "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, gross income, excise, ad valorem, gross receipts, property, sales, transfer, gains, value-added, document, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith.

                  "Transition Agreement" shall mean the Transition Agreement, dated as of the Closing Date, between Seller and Buyer, substantially in the form attached hereto as an exhibit.

                  "Warrant" shall have the meaning set forth in Section 3.1.3.

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                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

                  2.1      General.

                           2.1.1 Upon the terms and subject to the conditions
set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, on the Closing Date, all right, title and interest of Seller in and to the Purchased Assets, free and clear of all Encumbrances and subject only to the Assumed Liabilities.

                           2.1.2 In connection with and in addition to the
purchase of the Purchased Assets as provided for above, Seller and Buyer shall each grant to the other, pursuant to the Ancillary Documents, certain other rights and Seller and Buyer acknowledge that such rights are an integral part of the Contemplated Transactions.

                  2.2 Acquired Assets. The assets, properties, contracts, goodwill and business of Seller with respect to the Business constituting the assets, properties, contracts, goodwill and business to be transferred to Buyer hereunder, are all of the assets, properties, contracts and goodwill of the Business that fall within each of the following categories, except as listed or referred to in Section 2.3 (collectively, the "Purchased Assets"):

                  (a) All tangible personal property, equipment, plant and office furniture and fixtures, vehicles and trailers, tools, and machines (including computers) used or needed for use in the Business, except as listed on Schedule 2.2(a);

                  (b) All leases of personal property used or entered into by Seller in connection with the Business, except as listed on Schedule 2.2(b);

                  (c) All inventory of the Business, including, without limitation, spare parts, supplies, fuel and other consumable items, inventories of fabricated products and all other inventories of finished products, work in process and raw materials (including, without limitation, component parts, stock ordered from third parties in transit or not yet delivered, or indirect materials generally used in the manufacturing process, but not part of the finished product (the "Raw Materials")), together with applicable certificates of conformity and origin;

                  (d) To the extent assignable, all manufacturers', vendors' and suppliers' warranties in respect of any item of property falling within the scope of the Purchased Assets;

                  (e) All right, title and interest in all guarantees in favor of Seller to the extent related primarily to the Business or the Purchased Assets;

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                  (f) To the extent that such assets relate primarily to the
Purchased Assets and/or the Business, all originals and all copies of all customer lists and supplier lists, advertising and promotional materials, price lists of Raw Materials, source lists, Raw Material specifications, information regarding the implementation procedure of quality control systems, personnel records relating primarily to the Government Technology Division Employees, financial and accounting records, contracts or any other documentation, correspondence and other files and records in whatever form (including computer records, operating systems and data bases) of Seller except as listed on
Schedule 2.2(f);

                  (g) All right, title and interest in the Patents identified on
Schedule 2.2(g) hereto, and all rights to sue for past infringement thereof;

                  (h) To the extent that such assets relate primarily to the Purchased Assets and/or the Business, all right, title and interest in the copyrights, processes, formulations, software, technology, know-how, trade secrets, manufacturing procedures, designs and records, test procedures and research and development results, and all other technical information and proprietary rights of Seller, except as listed on Schedule 2.2(h).

                  (i) All licenses, Permits, certifications and authorizations relating primarily to the Business or the Purchased Assets, except as listed on
Schedule 2.2(i);

                  (j) All engineering drawings, blueprints, specifications and other similar documents of Seller relating primarily to the Purchased Assets and/or the Business;

                  (k) To the extent that such assets relate primarily to the Purchased Assets and/or the Business, all right, title and interest in and to all contracts, purchase orders and other agreements of Seller including all rights to assert claims for events occurring or circumstances existing with respect to such contracts or other agreements prior to the Closing, except as set forth on Schedule 2.2(k);

                  (l) All accounts receivable of Seller arising primarily from the operation of the Business or the Purchased Assets, except as listed on
Schedule 2.2(l); and

                  (m) All restrictive covenants and obligations of present and former Governmental Technology Division Employees of the Seller in favor of Seller, including any rights under confidentiality agreements that relate primarily to the Business or the Purchased Assets.

                  2.3 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.2, specifically excluded from sale to Buyer hereunder are the following:

                  (a)      the assets set forth on Schedule 2.3(a) hereto; and

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                  (b) all other assets, properties, powers and rights of Seller that do not fall within the categories set forth in Section 2.2 hereof, as are set forth in Schedule 2.3(b) hereto (collectively, the "Excluded Assets").

                  The term "Purchased Assets" shall not include any Excluded Assets. In no event shall the consideration received by Seller in accordance with Section 3.1 be a Purchased Asset.

                  2.4 Documentary Assets. With respect to the books, records and other documents referred to in Section 2.2(f) (the "Documentary Assets"), Seller agrees to transfer to Buyer physical possession of all such Documentary Assets (whether originals or copies), wherever located, except (i) as otherwise prohibited pursuant to the provisions of law and (ii) with respect to the documents identified on Schedule 2.4 (collectively, the "Retained Records"). In addition, Seller agrees to furnish to Buyer, at Buyer's reasonable request, and at Buyer's discretion, copies (or relevant portions or extracts) of, and access to, the Retained Records and of all books, records and other documents of the types referred to in Section 2.2(f) that relate in part (but not exclusively) to the Purchased Assets and/or the Business (collectively, the "Shared Documents"). Seller shall retain the originals of all of the Retained Records and the Shared Documents for a period of at least five-years after the Closing Date, unless a longer period is required by applicable law, rule or regulation. Before either party shall dispose (after such five-year or longer period) of Documentary Assets, Retained Records or Shared Documents, as the case may be, notice to such effect (including a description of the Documentary Assets, Retained Records or Shared Documents intended to be disposed of) shall be given to the other party, which party shall have an opportunity, during the 30-day period commencing with the receipt of such notice, at its cost and expense, to remove and retain all or any part of such original Documentary Assets, Retained Records or Shared Documents, as the case may be, intended to be disposed of as it may select; provided, however, that Buyer shall not be permitted to remove any Shared Documents which contain confidential information of Seller, but may obtain relevant portions or extracts of such documents. During the five-year or longer period Seller is required to retain the Retained Records and the Shared Documents referred to above, duly authorized representatives of Buyer shall, on reasonable prior notice to the other party, have access thereto during normal business hours.

                  2.5 Assumption of Liabilities. Buyer agrees to assume, as of the Closing Date:


                  (i) All liabilities incurred in the ordinary course of the business of Seller related exclusively to the Business, as the same exist on the Closing Date but only to the extent that (A) such liabilities are reflected on the October Balance Sheet or (B) if such liabilities are incurred after the October 31, 1997, such liabilities are incurred in the ordinary course of the business of Seller since October 31, 1997 (and will be included on the Closing Balance Sheet).

                  (ii) All liabilities related to warranty obligations incurred in the ordinary course of business of Seller related primarily to the Business except as set forth on Schedule 2.5(ii).

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                  (iii) All obligations and commitments, as the same exist on the Closing Date, incurred pursuant to the Purchased Assets; and

                  (iv) The liabilities listed on 2.5 (iv) hereto.

                  All such obligations and liabilities are herein referred to as the "Assumed Liabilities").

                  Except to the extent specifically set forth in this Agreement, Buyer is not assuming, and shall not be bound by, any obligations or liabilities of Seller of any kind or nature, known, unknown, expressed, implied, contingent or otherwise, other than the Assumed Liabilities, and shall not be entitled to receive any benefits under any contracts or agreements which are not Purchased Assets.

                                   ARTICLE III

                                  CONSIDERATION

                  3.1 Consideration Payable at Closing. The consideration for the Purchased Assets shall be payable by Buyer to Seller as follows:

                           3.1.1 Cash Payment. Buyer shall pay Seller $3,500,000
in cash which amount shall be payable at Closing (the "Cash Payment").

                           3.1.2 Purchase Note. (a) Buyer shall deliver to
Seller at Closing a promissory note (the "Purchase Note"), substantially in the form attached hereto as an exhibit, which Purchase Note shall be made by Buyer in favor of Seller, in an original principal amount equal to (x) the Principal Amount (as defined below).

                           (b) At least three days prior to the Closing Date,
Seller shall deliver to Buyer (i) an unaudited balance sheet of the Government Technology Division, dated at the date of delivery ("Closing Balance Sheet"), and (ii) Seller's estimate of the Net Asset Value of the Government Technology Division as of the date of delivery. "Net Asset Value" of the Government Technology Division shall be equal to the difference between (a) the value of the assets of the Government Technology Division, and (b) the amount of accounts payable and accrued expenses which are directly attributable to the Government Technology Division. Seller's estimate of the Net Asset Value shall be based on the assets of the division as reflected on the Closing Balance Sheet and the accounts payable and accrued expenses of the Government Technology Division as reflected on the Closing Balance Sheet. The Principal Amount of the Purchase Note shall be equal to the lesser of (i) Seller's estimated Net Asset Value, and
(ii) the Net Asset Value of the Government Technology Division as calculated based on the assets of the Government Technology Division as reflected on the October Balance Sheet, plus (y) $400,000 minus (z) the Cash Payment. To the extent that Buyer objects to Seller's estimated Net Asset

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Value, the Closing Balance Sheet shall be submitted to an auditor to determine the Net Asset Value of the Government Technology Division. If the parties cannot agree on an auditor then Buyer and Seller shall each separately designate an independent auditor, and, within 7 days after their appointment, the designated independent auditors shall designate an independent auditor which shall make the final determination of Net Asset Value (the "Neutral Auditor"). The failure by either of the parties to appoint an independent auditor within the time allowed shall be deemed equivalent to appointing the other party's independent auditor as the Neutral Auditor. Within 10 days after the appointment of the Neutral Auditor, the Neutral Auditor shall render its appraisal of the Net Asset Value, which appraisal shall be binding and conclusive. The parties shall equally share the costs of the Neutral Auditor.

                           3.1.3 Warrant. Buyer shall deliver to Seller at
Closing a warrant (the "Warrant"), substantially in the form attached hereto as an exhibit.

                  3.2      Consideration Payable After Closing.

                           3.2.1 Daimler Benz Payment. If, within twelve months
of the Closing, Buyer enters into an agreement with Daimler Benz Aerospace or an affiliate thereof ("DASA") pursuant to which DASA agrees to purchase at least 600 Pylon Decoder Units, then, as additional consideration, Buyer shall pay Seller $400,000, which amount shall be payable in the amount of $100,000 per fiscal quarter beginning three months after Buyer receives an order under such agreement

                           3.2.2 Payments Upon Sale, Merger or Consolidation of
Buyer. In the event that Buyer is sold, merged, or liquidated prior to its initial underwritten public offering and within ten years of the Closing, Seller shall receive 15% of the gross proceeds in excess of $7,000,000 upon the closing of such transaction, provided, however that the Warrant has been canceled or tendered for cancellation by the Seller.

                  3.3      Allocation of Purchase Price; Taxes.

                           3.3.1 Seller and Buyer agree that (i) the Purchase
Price shall be allocated among the Purchased Assets as set forth on 3.3.1, and
(ii) both Seller and Buyer shall prepare and file their federal and state tax returns based on the allocation of Purchase Price set forth in such schedule.

                           3.3.2 Seller agrees to pay all transfer and sales
taxes payable as a result of the Sale.

                                   ARTICLE IV

                                     CLOSING

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                  4.1 Closing. Upon the terms and subject to the conditions set forth herein, the Closing of the Sale and the Contemplated Transactions (the "Closing") shall take place at the offices of Seller, One Electronics Drive, Trenton, New Jersey 08619 at 10:00 a.m. (New York City time) 30 days following the date on which the Securities Exchange Commission shall have advised Seller that it has no further comments with respect to Seller's Proxy Statement relating to the Sale and Contemplated Transactions, or at such other place, date and time as the parties may agree in writing. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date."

                  4.2      Deliveries and Payments at Closing.

                           4.2.1 Deliveries by Buyer. At the Closing, Buyer
shall execute and
deliver  to Seller

                  (a)      The Cash Payment;

                  (b)      The Purchase Note;

                  (c)      The Warrant;

                  (d)      The Transition Agreement;

                  (e)      The Sublease;

                  (f) Such instruments of assumption evidencing Buyer's assumption, pursuant to Section 2.5 hereof, of the Assumed Liabilities as Seller shall reasonably request; and

                  (g) All consents, authorizations, waivers and similar approvals of Governmental Bodies and other Persons, if any, which are required to be obtained by Buyer in order to enable or permit Buyer to acquire ownership of the Purchased Assets from Seller.

                           4.2.2 Deliveries by Seller. At Closing, Seller shall
execute and deliver to Buyer:

                  (a) Bills of Sale in favor of Buyer with respect to the Purchased Assets and the Assumed Liabilities (the "Bills of Sale");

                  (b)      The Patent Assignment;

                  (c)      The Transition Agreement;

                  (d)      The Sublease;

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                  (e) Such other assignments, agreements and instruments as
shall be reasonably requested by Buyer as necessary to vest in Buyer good and valid title in and to the Business and the Purchased Assets in accordance with the provisions hereof; and

                  (f) All consents, authorizations, waivers and similar approvals of Governmental Bodies and other Persons, if any, which are required to be obtained by Seller in order to enable or permit Seller to transfer ownership of any of the Purchaser Assets to Buyer.

                           4.2.3 Certificates; Opinions; Agreements. At the
Closing, Buyer and Seller shall deliver to the other the other certificates, opinions of counsel and other items described in Articles X and XI hereof.

                  4.3 Form of Instruments. All of the foregoing assignments, agreements and instruments shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Buyer in its sole discretion.

                  4.4 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the respective rights of Buyer or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all respects, to provide to Buyer the benefits under any such Contract or Permit, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto, arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyer of any property or property rights or any Contract or Permit that shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Buyer that the following representations and warranties are, as of the date hereof, and as of the Closing Date, true and correct:

                  5.1 Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of New Jersey, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets (including, without limitation, the Purchased Assets). Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable laws as a result of the conduct of its business and the ownership of its

637779.6
                                      -12-
properties and assets (including, without limitation, the Purchased Assets) except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

                  5.2 Authorization. Seller has all necessary corporate power and authority and has taken all corporate action, and prior to the Closing shall have received all stockholder votes, consents and corporate approvals, necessary or appropriate to execute and deliver this Agreement, the Seller's Ancillary Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other proceedings on the part of Seller (except for a stockholder vote) is necessary to authorize this Agreement, the Seller's Ancillary Documents or the performance of the transactions contemplated hereby and thereby. Each of this Agreement and the Seller's Ancillary Documents has been duly executed and delivered by Seller and is a valid, binding and enforceable obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                  5.3 No Conflicts or Violations. Except as set forth on
Schedule 5.3, neither the execution and delivery of this Agreement and the Seller's Ancillary Documents by Seller, nor the consummation of any of the transactions contemplated hereby and thereby will (i) violate any provision of the certificate of incorporation or by-laws of Seller; (ii) violate, be in conflict with, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under or the creation of any right of any party to accelerate, terminate or cancel any Contract or Permit by which any of the Purchased Assets are bound; or (iii) violate any statute or law or any judgment, decree, regulation or rule of any count or Governmental Body applicable to Seller which violation would have a Material Adverse Effect.

                  5.4 Title to Assets. Except as set forth on Schedule 5.4, immediately after the Closing, assuming that all required filings with Governmental Bodies in connection with the assignment to Buyer of the Intellectual Property Rights included in the Purchased Assets are made by Seller or Buyer, Buyer shall have good and marketable title to the Purchased Assets, free and clear of all Encumbrances and subject only to the Assumed Liabilities.

                  5.5      Contracts.

                           5.5.1 Schedule 5.5 identifies each written contract,
commitment,
agreement, lease, license, arrangement or understanding relating to the operations of the Business to which Seller is a party (collectively, the "Contracts"), in each case that relates exclusively to the Purchased Assets and that individually (or collectively if related) involve transactions, arrangements or services valued in excess of, $250,000 per annum or are not cancellable, without material penalty, by Seller on 90 days' or less notice.

637779.6
                                      -13-

                           5.5.2 Seller has delivered to Buyer a true, correct
and complete copy of each Contract listed in Schedule 5.5 hereto.

                  5.6 Required Consents. Schedule 5.6 hereto sets forth all Required Consents, each of which either (i) has been obtained on or prior to the date hereof, (ii) shall have been obtained on or prior to the Closing Date, or
(iii) to the extent legally permissible, shall be obtained by Seller as promptly as practical following the Closing Date. Schedule 5.6 hereto indicates with respect to each Required Consent listed therein whether such Required Consent has been obtained as of the date hereof and, if not, when Seller reasonably expects that such Required Consent will have been obtained pursuant to clauses
(ii) or (iii) above. If any Required Consent listed in Schedule 5.6 hereto is not obtained in accordance with this Section 5.6, then Seller shall cooperate with Buyer, in all respects, to provide to Buyer the benefits that would have been available to Buyer had such Required Consent been obtained.

                  5.7 Intellectual Property Rights. Except as set forth in
Schedule 5.7 hereto, Seller owns, is licensed or otherwise would have the rights to use all of the Intellectual Property Rights used in the conduct of the Business as currently conducted, all of which Intellectual Property Rights are, to the Seller's knowledge, valid and enforceable against third parties. Schedule
5.7 contains an accurate and complete description of (i) all material Intellectual Property Rights owned by or registered in the name of the Seller and (ii) all material agreements and arrangements to which Seller is a party that involves the license, sale or other access to Intellectual Property Rights, in each case that are used in or related exclusively to the Business and the Purchased Assets. Except as indicated on Schedule 5.7, Seller owns outright, on an exclusive basis, the Intellectual Property Rights listed on Schedule 5.7, in each case free and clear of all Encumbrances, and no other Intellectual Property Rights are necessary for the conduct of the Business as currently conducted (other than the Intellectual Property Rights which are the subject of certain of Buyer's Ancillary Agreements or that are set forth in Schedule 5.7). Except as set forth on Schedule 5.7, all rights of Seller in and to such Intellectual Property Rights are, or will be as of the Closing, transferable to Buyer as herein contemplated without any restriction or required consent.

                  5.8 Compliance with Environmental Laws. Except as set forth in
Schedule 5.8.1, Seller has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to the Leased Premises. To the knowledge of Seller, no violation by Seller is being alleged of any applicable Environmental Law relating to the Leased Premises, or the use or ownership thereof, or to the operation of the Business.

                  5.9 No Brokers. Except as disclosed in the Proxy Statement, Seller does not have nor will Seller have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Any such fees, commissions or payments shall remain the obligation of Seller.

                                   ARTICLE VI

637779.6
                                      -14-

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller that the following representations and warranties are, as of the date hereof, and as of the Closing Date, true and correct:

                  6.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Nevada, has full power and authority to conduct its business as presently being conducted, or as expected to be conducted immediately following the Closing, and to own and lease its properties and assets. As of the Closing, Buyer will be duly qualified to do business and will be in good standing in each jurisdiction in which such qualification is necessary under applicable laws as the result of the conduct of its business, or the ownership of its properties, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

                  6.2 Authorization. Buyer has all necessary power and authority and has taken all corporate action and has obtained all approvals necessary to execute, deliver and perform its obligations under this Agreement, the Buyer's Ancillary Documents and to consummate the transactions contemplated hereby and thereby, and no other proceedings on the part of Buyer are necessary to authorize this Agreement, the Buyer's Ancillary Documents or the transactions contemplated hereby and thereby. Each of this Agreement and the Buyer's Ancillary Documents has been duly executed and delivered by Buyer and is a valid, binding and enforceable obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                  6.3 No Conflict or Violation. Neither the execution, delivery and performance of this Agreement and the Buyer's Ancillary Documents by Buyer nor the consummations of the transactions contemplated hereby and thereby will result in (i) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Buyer, (ii) a breach of, or a default under any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, Permit, authorization or concession to which Buyer is a party, which breach or default would have a Material Adverse Effect, or (iii) a violation by Buyer of any statute or law or any judgment, decree, regulation or rule of any court or Governmental Body applicable to Buyer, which violation would have a Material Adverse Effect.

                  6.4 Consents and Approvals. Except as set forth in Schedule
6.4 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body, or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

637779.6
                                      -15-

                  6.5 Financing. Buyer possesses adequate financial wherewithal, including, without limitation, commitments from financial institutions and third party investors, to consummate the transactions contemplated by this Agreement in a timely manner.

                  6.6 No Brokers. With the exception of any agreement specifically entered into between Buyer and Andrew Garrett, Inc., Buyer does not have nor will have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby. Any such fees, commissions or payments shall remain the obligation of Buyer.

                                   ARTICLE VII

                          COVENANTS OF SELLER AND BUYER

                  Each of Seller and Buyer covenants and agrees as follows:

                  7.1 Consents and Best Efforts. As soon as practicable following the date hereof, Seller and Buyer will commence all reasonable action to obtain all Required Consents within the time periods set forth in Section 5.6 hereof, all Permits, and to give all notices and make all filings with, any third parties or Governmental Bodies as may be necessary to authorize, approve or permit the consummation of the Sale, the Contemplated Transactions and the other transactions contemplated hereby.

                  7.2 Novation of Government Contracts. On or before the Closing Date, Buyer and Seller shall have entered into novation agreements in form reasonably satisfactory to Buyer (the "Government Contract Novation Agreements") with respect to each Contract between Seller and the United States federal government or any department or agency thereof (each such Contract, a "Government Contract"), and Buyer and Seller shall have entered into an agreement in form reasonably satisfactory to such parties whereby Buyer shall agree to undertake Seller's obligations under the Government Contracts in force as of the Closing Date (the "Agency Agreement"). Prior to the execution of the Government Contract Novation Agreements by the appropriate representatives of the United States federal government (or a department or agency thereof), Buyer shall perform the obligations of a contracting party under each Government Contract, pursuant to the terms and provisions of the Agency Agreement, as though Buyer were the contracting party thereunder. Seller and Buyer each hereby agrees to use its best efforts to effect the novation of the Government Contracts contemplated by the Government Contract Novation Agreements as soon as possible following the Closing Date, including, without limitation, using best efforts to provide to the contracting officers responsible under United States federal government regulations for the management of the Government Contracts all information and documentation required to be delivered to such contracting officers; provided, however, that nothing in this Agreement shall be interpreted to mean that Seller has any obligation to post any performance bonds as may be required by the United States federal government.

637779.6
                                      -16-

                  7.3 Novation of Government Licenses. On or before the Closing Date, Buyer and Seller shall have entered into novation agreements in form reasonably satisfactory to Buyer (the "Government License Novation Agreement") with respect to each license between Seller and the United States federal government or any department or agency thereof as listed on Schedule 7.3, which licenses relate to the export of certain information by Seller (the "Government Licenses"). Seller and Buyer each hereby agrees to use its best efforts to effect the novation of the Government Licenses contemplated by the Government License Novation Agreement as soon as possible following the Closing Date.

                  7.4 Post-Closing Payments. Seller agrees that if, after the Closing, it receives any amounts from the United States federal government or any department or agency thereof with respect to a Government Contract or any amounts or assets from any other source with respect to Contracts or other agreements which are part of the Purchased Assets or from any other source with respect to the Business, Seller shall promptly notify Buyer of such occurrence and promptly pay such funds, without any setoff or deduction therefrom, and until such transfer, shall hold all such funds separate and apart from all other funds of Seller, in trust for the account of Buyer.

                  7.5 Proxy Statement. Seller shall, as promptly as practicable, prepare and file with the SEC a proxy statement and form of proxy in connection with the vote of the Seller's stockholders with respect to the Sale and the other transactions contemplated hereby (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Seller's stockholders, the ("Proxy Statement"). The Seller shall
(i) use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable, (ii) mail the Proxy Statement and proxy to stockholders of Seller as promptly thereafter as practicable, and (iii) otherwise comply with all applicable legal requirements in connection with the vote of stockholders of Seller with respect to this Agreement, the Sale, the Contemplated Transactions and the other transactions contemplated herein.

                  7.6      Insurance Coverage.

                           7.6.1 Buyer's Insurance Coverage. Buyer shall
maintain worldwide product liability insurance with respect to products designed, manufactured or sold worldwide by Buyer after the Closing Date, and other acts or omissions, occurring after the Closing Date, for a period of at least five years after the Closing Date and in an amount not less than $3,000,000. Seller shall be an additional named insured with rights of subrogation under such policy, and Buyer shall supply Seller with a certificate of insurance evidencing such.

                           7.6.2 Seller's Insurance Coverage. Seller shall
maintain worldwide occurrence-based product liability insurance, with respect to products designed, manufactured and sold by the Business prior to the Closing Date, and other acts or omissions, occurring prior to the Closing Date, for a period of at least five years after the Closing Date, and in an amount not less than $3,000,000. Buyer shall be an additional named insured with rights of subrogation under such policy, and Seller shall supply Buyer with a certificate of insurance evidencing such.

637779.6
                                      -17-

                  7.7 No Solicitation. Neither Seller nor its affiliates shall directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Buyer and its affiliates and representatives) concerning sale of assets or similar transactions involving the Business (a "Business Proposal"). Notwithstanding the foregoing, Seller may furnish information pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiation with such entity or group concerning a Business Proposal, if the board of directors of Seller concludes in good faith after consultation with independent legal counsel that the failure to take such action would present a reasonable possibility of violating the fiduciary obligations of such board of directors under applicable law. The Company will immediately communicate to Buyer the terms of any Business Proposal or request for information or to negotiate and the identity of the party making such Business Proposal or request which it may receive in respect of such transaction.

                  7.8 Employees. Within one week after the execution of this Agreement, Seller shall provide Buyer with a list of all of the employees of the Business. Buyer shall be entitled to interview the persons named in such list with a view toward extending offers of employment, but shall not be entitled to access to or to converse with any other employees of Seller without Seller's prior written consent. Seller shall cooperate with Buyer's reasonable efforts to induce employees of the Business to accept offers of employment with Buyer.

                  7.9 Plant Closing and Layoff. Any liability incurred by reason of actions or omissions contemplated after the Closing (and not by reasons of actions or omissions contemplated by this Agreement) with respect to employees of the Business shall otherwise be Buyer's.

                  7.10 Public Announcements. During the period after the execution of this Agreement and prior to the Closing Date, neither party shall make any news release or public announcement without the prior written approval of the other party. If any such announcement or other disclosure is required by law, the disclosing party shall give to the non-disclosing party prior notice and an opportunity to comment on the proposed disclosure.

                                  ARTICLE VIII

                            COVENANTS NOT TO COMPETE

                  8.1      Non-Competition Period.

                           8.1.1 Seller Non-Competition Period. In order that
Buyer may have and enjoy the full benefit of the Purchased Assets and the Business and as an inducement for Buyer to enter into this Agreement, Seller agrees that during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Non-Competition Period") Seller shall not, without Buyer's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a

637779.6
                                      -18-
partner, consultant or otherwise with, any profit or non-profit business or organization that, directly or indirectly, competes with, or is about to compete with, the Business as it shall exist immediately prior to the Closing Date. In addition, during the Non-Competition Period, Seller shall not, without Buyer's prior written consent, have any direct or indirect equity interest in any such business or organization, other than as holder of the Warrant or as a 5% or less stockholder of a public corporation.

                           8.1.2 Buyer Non-Competition Period. As an inducement
for Seller to enter into this Agreement, Buyer agrees that during the Non-Competition Period, Buyer shall not, without Seller's prior written consent, directly or indirectly, own, manage, operate, joint, control or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, any profit or non-profit business or organization that, directly or indirectly, competes with, or is about to compete with, Seller's Medical Technology Division as it shall exist immediately prior to the Closing Date or as developed by Seller following the Closing Date. In addition, during the Non-Competition Period, Buyer shall not, without Seller's prior written consent, have any direct or indirect equity interest in any such business or organization, other than as a 5% or less stockholder of a public corporation.

                  8.2 Enforceability. In the event the agreements in this
Article VIII shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

                  8.3 Replication of Business. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller replicate or replace (through acquisition or otherwise) the Business, and hereby represents, warrants and covenants that it has no intent to, and shall not, do so during the Non-Competition Period.

                  8.4 Specific Performance; Injunctive Relief. Seller and Buyer each acknowledge that a breach of any of the covenants contained in this Article VIII will cause irreparable damage to the other party, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller and Buyer each agree that if either of them breaches the covenants contained in this Article VIII, in addition to any other remedy that may be available at law or in equity, the other party shall be entitled to specific performance and injunctive relief, without posting bond or other security and the prevailing party who obtains such specific performance or injunctive relief shall also be entitled to receive from the other party the reasonable attorneys fees it incurred in connection therewith.

637779.6
                                      -19-

                                   ARTICLE IX

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the Sale, the Contemplated Transactions and the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Seller:

                  9.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date of this Agreement and Buyer shall have performed all agreements and covenants required hereby to be performed by it on or prior to the Closing Date.

                  9.2 Deliveries. Buyer shall have delivered to Seller at or prior to the Closing Date the documents listed in Section 4.2.1 hereof.

                  9.3 No Governmental Proceedings or Litigation. No action by any Governmental Body or other Person shall have been instituted or threatened for the purpose of enjoining or preventing the Sale or the Contemplated Transactions or the other transactions contemplated hereby or that questions the validity or legality of the Sale, the Contemplated Transactions or the other transactions contemplated hereby.

                  9.4 Certificates. Buyer shall have furnished Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article IX as may reasonably be requested by Seller which shall include, but not be limited to:

                  (a) A certificate executed by the corporate secretary of Buyer certifying as of the Closing Date: (i) a true and complete copy of the resolutions and/or minutes of meetings of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the Buyer's Ancillary Documents by Buyer and the consummation of the Sale, the Contemplated Transactions and the other transactions contemplated hereby, and (ii) incumbency matters.

                  (b) A certificate executed by the corporate secretary of Buyer certifying that, as of the Closing Date, the conditions in Article IX hereof have been satisfied; and

                  (c) A copy of the certificate of incorporation of Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Nevada.

                  (d) A certificate of good standing of Buyer issued by the Secretary of State of the State of Nevada.

637779.6
                                      -20-

                  9.5 Opinion of Counsel. Buyer shall have delivered to Seller the opinion of Kogan & Associates, dated as of the Closing Date, in form and substance satisfactory to Seller, to the effect that:

                  (a) Buyer is duly organized, validly existing and in good standing under the laws of the state of Nevada and Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership of its property or nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Buyer.

                  (b) Buyer has all necessary corporate power and authority to own, lease and operate its properties and assets, has taken all corporate actions necessary to enter into this Agreement and the Buyer's Ancillary Documents, to consummate the Sale, the Contemplated Transactions and the other transactions contemplated hereby and to perform its obligations hereunder, and has obtained all Permits, consents, approvals and waivers from Governmental Bodies and other Persons necessary to conduct, following the Closing Date, the Business, except for any of the foregoing that have not been obtained by Seller in accordance with this Agreement.

                  (c) All corporate actions by Buyer required in order to authorize (i) the execution, delivery and performance of this Agreement, the Buyer's Ancillary Agreements and the other agreements and documents contemplated hereby and to which it will be a party, and (ii) the consummation of the Sale constitutes the Contemplated Transactions and the other transactions contemplated hereby, have been duly and validly taken.

                  (d) Each of this Agreement, the Buyer's Ancillary Agreements and the other agreements and documents contemplated hereby has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                  (e) Neither the execution and delivery of this Agreement nor the Buyer's Ancillary Agreements, nor the consummation of the Sale, the Contemplated Transactions and the other transactions contemplated hereby, will result in (i) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Buyer, (ii) a breach of, or a default under, any term or provision of any material contract or agreement to which Buyer is a party, which breach or default would have a Material Adverse Effect on the business or financial condition of Buyer or its ability to consummate the Sale and the other Contemplated Transactions or (iii) a violation by Buyer of any statute or law or any judgment, decree, regulation or rule of any court or Government Body applicable to Buyer which violation would have a Material Adverse Effect on the Buyer or its ability to consummate the Sale, the other Contemplated Transactions and the other transactions contemplated hereby.

637779.6
                                      -21-

                  (f) No action is pending or, to the best knowledge of such counsel, threatened against Buyer or its businesses or in relation to the Sale and the Contemplated Transactions.

                  9.6 Consents. All Permits, consents, approvals and waivers from. Governmental Bodies and other Persons necessary to permit the consummation of the Sale, the Contemplated Transaction, and the other transactions contemplated hereby shall have been obtained

                  9.7 Shareholder Approval. Seller shall have received all Required Consents from its shareholders to approve this Agreement, the Sale and the Contemplated Transactions.

                                    ARTICLE X

                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the Sale, the Contemplated Transactions and the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyer.

                  10.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the date of this Agreement and Seller shall have performed all agreements and covenants required hereby to be performed by Seller prior to or at the Closing Date

                  10.2 Deliveries. Seller shall have delivered to Buyer at or prior to the Closing Date the documents listed in Section 4.2.2 hereof.

                  10.3 Required Consents. All Required Consents shall have been obtained.

                  10.4 No Governmental Proceedings. No action by any Governmental Body shall have been instituted or threatened for the purpose of enjoining or preventing the Sale, the Contemplated Transactions or the other transactions contemplated hereby, that questions the validity or legality of the Sale and the Contemplated Transactions or the other transactions contemplated hereby, or that could reasonably be expected to affect materially the right or ability of Buyer to own, operate or possess any of the Purchased Assets after the Closing.

                  10.5 Opinions of Counsel. (A) Seller shall have delivered to Buyer an opinion of Pitney, Kipp, Harden & Szuch, dated as of the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

                  (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and Seller is duly qualified to do business as a

637779.6
                                      -22-
foreign corporation and is in good standing in each jurisdiction where the ownership of its property or nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Seller or the Business;

                  (b) Seller has all necessary corporate power and authority to own, lease and operate the Business, and to enter into this Agreement, the Seller's Ancillary Documents and the documents to be delivered by Seller on the Closing Date to effect the transfer and assignment to Buyer of all right, title and interest in and to the Purchased Assets, to consummate the Sale, the Contemplated Transactions and the other transactions contemplated hereby, and to perform its obligations hereunder;

                  (c) All corporate actions by Seller and its shareholders required in order to authorize the execution, delivery and performance of this Agreement, the Seller's Ancillary Documents and the other documents and instruments to be delivered by Seller on the Closing Date, and the consummation of the Sale the Contemplated Transactions and the other transactions contemplated hereby, have been duly and validly taken;

                  (B) Seller shall have delivered to Buyer an opinion of Battle Fowler LLP, dated as of the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

                  (a) Each of this Agreement, the Seller's Ancillary Documents and the other agreements and documents contemplated hereby has been duly executed and delivered by Seller, constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding at law or in equity;

                  (b) Neither the execution and delivery of this Agreement by Seller nor the consummation of the Sale, the Contemplated Transactions and the other transactions contemplated hereby will (i) violate the certificate of incorporation or bylaws of Seller, (ii) breach, or cause a default under, any term or provision of any Contract to which Seller is a party or (iii) violate any statute or law or any judgment, decree, regulation or rule of any court or Governmental Body applicable to Seller which would have a Material Adverse Effect on Seller or the Business, or the ability of Seller to consummate the Sale, the Contemplated Transactions and the other transactions contemplated hereby; and

                  (c) No action is pending or, to the best knowledge of such counsel, threatened against Seller, or its properties or businesses or in relation to the Sale and the Contemplated Transactions.

                  10.6 Certificates of Seller. Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by Buyer, which shall include, but not be limited to:

637779.6
                                      -23-

                  (a) A certificate executed by the corporate secretary of Seller certifying as of the Closing Date (i) a true and complete copy of the certificate of incorporation of Seller; (ii) a true and complete copy of the bylaws of Seller; (iii) a true and correct copy of the resolutions and/or minutes of meetings of the board of directors and of the shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the Seller's Ancillary Documents by Seller and the consummation of the Sale, the Contemplated Transactions and the other transactions contemplated hereby; and
(iv) incumbency matters.

                  (b) A certificate executed by an officer of Seller certifying that, as of the Closing Date, the conditions set forth in Article X with respect to Seller have been satisfied;

                  (c) A copy of the certificate of incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of New Jersey;

                  (d) A certificate of good standing of Seller issued by the Secretary of State of the State of New Jersey;

                  (e) Any and all forms, certificates and/or other instruments required to pay the transfer, gains, sales, use and other conveyance Taxes and other Taxes and charges arising from the Sale and the Contemplated Transactions, together with evidence reasonably satisfactory to Buyer that such transfer Taxes and charges have been paid; and

                  (f) A certificate of non-foreign status with respect to Seller pursuant to section 1445 of the Code.

                  10.7 Consents. Except as set forth on Schedule 10.7, all of the Contracts shall have been assigned to Buyer and all Required Consents shall have been obtained or granted.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  11.1 Indemnification by Seller. Seller agrees that it shall, indemnify, save and hold harmless Buyer and its affiliates, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, additions, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, collectively, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of the representatives and warranties made by Seller in Section 5.8, or the inaccuracy of the representatives and warranties made by Seller in Section 5.8; (ii) any liabilities arising out of the presence, release or disposal of any Hazardous Substances, or the violation of any Environmental Laws prior to the Closing Date (whether or not such liabilities are described, listed or reflected on Schedules 5.8);(iii) any liability of Seller that is not an Assumed Liability being imposed or

637779.6
                                      -24-
threatened to be imposed upon Buyer reason of Buyer's status as transferee of the Business or the Purchased Assets or Assumed Liabilities of Seller or otherwise; and (iv) any failure by Seller to perform or comply with any covenant contained in this Agreement or Seller's Ancillary Agreement except as set forth in Schedule 11.1;

                  11.2 Indemnification by Buyer. Buyer agrees that it shall indemnify and hold harmless Seller and its affiliates from and against any and all Damages incurred in connection with or arising out of or resulting (i) any failure by Buyer to perform or comply with any covenants contained in this Agreement or Buyer's Ancillary Documents, except as set forth on Schedule 11.2; and (ii) the Assumed Liabilities, including, without limitation, any claim by any employee of the Business who is employed by Buyer after the Closing Date, whether arising after, or as a consequence of the Closing, provided such claim did not arise, or was not pending or, to the knowledge of Seller, threatened as of or prior to the Closing Date.

                  11.3 Defense of Claims. If any action or proceeding (including any governmental investigation or inquiry by any Governmental Body) shall be brought or asserted or threatened to be brought or asserted against an indemnified party in respect of which indemnity may be sought from an indemnifying party, such indemnified party shall promptly notify the indemnifying party in writing, and the indemnifying party may, in its sole discretion, promptly upon receipt of such notice, assume the defense thereof, including the employment of counsel (who may be counsel for the indemnifying party) reasonably satisfactory to such indemnified party and the payment of all expenses therefor. The indemnifying party shall not, except with the written consent of the indemnified party (or if such consent is unreasonably withheld), consent to the entry of a judgment or settlement. If the indemnifying party elects to assume the defense of any such action or proceeding, the indemnified party shall have the right, in its sole discretion, to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless
(a) the indemnifying party has agreed to pay such fees and expenses or (b) the indemnifying party shall have elected not to assume the defense of such action or proceeding or shall have failed to promptly assume the defense of such action or proceeding or shall have failed to employ counsel satisfactory to such indemnified party in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impeded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such indemnified party and any other indemnified parties, which firm shall be designated in writing by such indemnified parties). The

637779.6
                                      -25-
indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which shall not be unreasonably withheld), or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified parties from and against any loss or liability by reason of such settlement or judgment. If either party shall claim indemnification for Damages hereunder for any claim other than a third party claim, the indemnified party shall promptly notify the indemnifying party of the nature of the claim and the amount of the Damages and payment therefor shall be made by the indemnifying party forthwith upon receipt of such notice. In addition, the indemnified party shall cooperate with the indemnifying party and its representatives in connection with the defense or investigation of any claim or other matter for which indemnification is sought, as reasonably requested by the indemnifying party (including by providing access to books and records and representatives of the indemnified party on reasonable request, provided that such access does not unreasonably interfere with Buyer's business.

                  11.4 Exclusivity of Remedies For Environmental Matters. The indemnification provisions of this Article XI shall be the sole and exclusive remedy of the parties, as against each other, with respect to maters arising under or relating to Environmental Laws under any form of theory of action, whatsoever, whether in contract, tort, statute or otherwise, including, without limitation, CERCLA and comparable state and local statues.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, provided however, that the representations and warranties in Section 5.8 shall survive until the third anniversary of the Closing Date.

                  12.2     Termination.

                           12.2.1 Termination. This Agreement may be terminated
any time prior to Closing:

                  (a) by either Seller or Buyer if, upon a vote at a duly held shareholders' meeting of Seller or any adjournment thereof, any required approval of the shareholders of Seller shall not have been obtained;

                  (b) by mutual written consent of Buyer and Seller;

                  (c) by either Buyer or Seller if Closing shall not have occurred on or before the first to occur of (x) 30 days following the date on which the Securities and Exchange Commission

637779.6
                                      -26-
shall have advised Seller that it has no further comments with respect to the Seller's Proxy Statement relating to the Sale and Contemplated Transactions, or
(y) January 7, 1998, provided that the delay or failure to consummate Closing by that date is not because of a breach of this Agreement by the party seeking to terminate it and that Seller has made the necessary filings with the Securities and Exchange Commission on or before October 27, 1997; or

                  (d) by either party in the event of either (i) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

                           12.2.2 Effect of Termination. In the event of
termination of this Agreement by either Buyer or Seller as provided in Section 12.2.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of Seller or Buyer, other than pursuant to Section
12.2.3. Except as otherwise provided in Section 12.2.3, nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

                           12.2.3 Certain Fees. If Seller terminates this
Agreement other than in accordance with Sections 12.2.(b) or (d) or if Buyer terminates this Agreement in accordance with Sections 12.2.1(a), (c) or (d), then Seller shall pay to Buyer upon demand an amount in cash equal to 3% of the sum of (x) the Net Asset Value as of the date of termination, plus (y) $400,000. This fee shall serve as the exclusive remedy to Buyer in the event of a breach by Seller of any provision of this Agreement.

                  12.3 Further Assurances. Each of Buyer and Seller shall use all commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfying the conditions set forth in Articles IX and X hereof). Following the Closing the parties hereto shall furnish to each other and their respective representatives such necessary and available information as may reasonably be requested in connection with Tax, accounting and similar matters relating to the Purchased Assets or the Business. In addition, Seller agrees to execute such documents and take such actions as may reasonably be requested by Buyer's representatives and otherwise cooperate with Buyer and its representatives in connection with such matters.

                  12.4 Bulk Sales. Buyer hereby waives any requirements for compliance with any bulk sales laws in connection with the Sale and the Contemplated Transactions.

637779.6
                                      -27-

                  12.5 Assignment. The parties to this Agreement may not assign their rights or obligations under this Agreement without the prior written consent of all other parties to this Agreement.

                  12.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon receipt if personally delivered; (ii) when transmitted with confirmation of transmission if transmitted by telecopy or facsimile; (iii) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight courier service; and (iv) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

If  to Buyer to:

         Strategic Technologies, Inc.
         One Electronics Drive
         Trenton, NJ 08619-0151
         Attn: Chief Executive Officer

with a copy to:

         Louis E. Taubman
         39 Broadway
         Suite 2704
         New York, NY 10006
         Facsimile: (212) 482-8104

If  to Seller, to:

         Base Ten Systems, Inc.
         One Electronics Drive
         Trenton, NJ 08619-0151
         Attn:   Chief Executive Officer

with a copy to:

         Battle Fowler LLP
         Park Avenue Tower
         75 East 55th Street
         New York, New York  10022
         Facsimile:  (212) 856-7822
         Attention:  David Warburg, Esq.


637779.6
                                          -28-
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  12.7 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements to be performed therein.
                  12.8 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Schedules), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  12.9 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.10 Expenses. Except as expressly set forth in this Agreement, Buyer and Seller shall each pay for its respective legal, accounting, brokerage, investment banking, out-of-pocket and all other fees, costs and expenses which they incur or cause to be incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, and the transactions contemplated hereby.

                  12.11 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  12.12 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of this Agreement.

                  12.13 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                  12.14 Cumulative Remedies. Except as otherwise provided herein, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

637779.6
                                      -29-

                  12.15 Definition of Knowledge. Any reference in this Agreement or in any certificate delivered pursuant hereto to the "knowledge" of Seller (whether to "the best of Seller's knowledge", to "the Seller's knowledge" or other similar expressions relating to the knowledge or awareness of Seller) shall include all matters which the senior executive officers of Seller actually knew or should have known after diligent inquiry.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto as of the date first above written.

                                                   BASE TEN SYSTEMS, INC.


                                                   By:
                                                      -----------------------
                                                            Name:
                                                            Title:


                                                   STRATEGIC TECHNOLOGIES, INC.



                                                   By:
                                                      -----------------------
                                                            Name:
                                                            Title:

637779.6
                                      -30-